Celanese Corporation
Investor Relations
Corporate News Release	1601 West LBJ Freeway
Dallas, Texas 75234-6034

Mark Oberle
Phone: +1 972 443 4464
Celanese Corporation Reports Strong Fourth Quarter and Full Year Results; Raises 2007 Outlook
Fourth quarter highlights:
•	Net sales increased 8% to $1,656 million from prior year

•	Operating profit increased 11% to $185 million

•	Operating EBITDA increased 20% to $308 million

•	Adjusted EPS increased 28% to $0.77 from prior year
Full year highlights:
•	Net sales increased 10% to $6,656 million from prior year

•	Operating profit increased 30% to $747 million

•	Operating EBITDA increased 18% to $1,244 million

•	Adjusted EPS increased 34% to $3.00 from prior year

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2006	2005	2006	2005

Net sales	1,656	1,540	6,656		6,033
Operating profit	185	167	747		573
Net earnings	77	175	406		277
Basic EPS	$0.47	$1.08	$2.50		$1.73
Diluted EPS	$0.45	$1.02	$2.36		$1.67
Adjusted EPS*	$0.77	$0.60	$3.00		$2.24
Operating EBITDA*	308	256	1,244		1,058

*	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, February 6, 2007: Celanese Corporation (NYSE: CE) today reported strong fourth quarter profits on net sales of $1,656 million, an 8% increase compared to the same period last year, driven by improved pricing on continued strong demand, increased volumes in specialty businesses, and positive currency effects across the company. Operating profit increased to $185 million from $167 million in the fourth quarter of 2005 as improved margins offset higher selling, general and administrative expenses in the period. Fourth quarter 2005 results included $51 million in non-recurring gains. Net earnings for the quarter were $77 million. Fourth quarter 2005 net earnings of $175 million included the non-recurring gains and lower tax expense.

Adjusted earnings for the quarter were $0.77 per share, compared to $0.60 in the same period last year. The 2006 adjusted earnings were based on a 25% tax rate for the quarter, while the 2005 comparable results were based on a 5% tax rate. Operating EBITDA for the quarter increased to $308 million from $256 million in the prior year period.
“Our fourth quarter and 2006 full year results reflect the continued successful execution of our strategy which combines a strong portfolio, balanced global end market positions, and a commitment to operational excellence,” said David Weidman, president and chief executive officer. “Our hybrid portfolio of leading global businesses distinguishes Celanese as a leader in the chemical industry and positions the company for future earnings growth.”
Full Year 2006 Results
Net sales for the full year 2006 were $6,656 million, a 10% increase from the same period last year, primarily due to improved pricing on continued strong demand, sustained volume growth in Ticona, and the positive impacts of the Acetex acquisition. Operating profit rose 30% to $747 million from $573 million in 2005. Operating EBITDA for the full year 2006 increased 18% to $1,244 million compared to 2005 full year results. Adjusted earnings per share for 2006 were $3.00 compared to $2.24 in 2005. The tax rates for adjusted earnings per share in 2006 and 2005 were 26% and 20%, respectively.
Recent Highlights
▪	Reached a settlement with the Frankfurt, Germany, Airport (Fraport AG) to relocate Ticona’s Kelsterbach, Germany, business, resolving several years of legal disputes related to the planned Frankfurt airport expansion. Fraport will pay Ticona a total of €650 million over a five-year period for costs associated with the transition of the business from the current location and the closure of the Kelsterbach plant. The settlement is subject to final agreement and approval at Fraport’s annual meeting of shareholders in May 2007 and is intended to be cost-neutral and tax-neutral for Celanese.

▪	Announced plans to relocate strategic management of the Acetyls business to Shanghai, China, as early as spring 2007. This step will strengthen and grow the company’s already strong position in Asia.

▪	Signed agreement to sell its oxo products and derivatives businesses, including European Oxo GmbH, a joint venture between Celanese AG and Degussa AG, to Advent International for the purchase price of €480 million. The pending sale is consistent with Celanese’s strategy to optimize its portfolio and divest non-core businesses.

▪	Finalized agreement with the remaining minority shareholders of Celanese AG (CAG), the company’s German subsidiary, to acquire their shares for €66.99 per share. The total purchase price for the minority shares, representing approximately 2 percent of the CAG outstanding shares, is approximately €62 million or $80 million at current exchange rates. This transaction is expected to be completed in the first quarter of 2007.

▪	Completed the acquisition of the cellulose acetate flake, tow and film business of Acetate Products Limited(APL), a subsidiary of Corsadi B.V., for approximately $110 million.
Fourth Quarter Segment Overview
Chemical Products
Chemical Products had an outstanding quarter as net sales increased 8% to $1,184 million compared to $1,096 million in the prior year period, primarily due to higher pricing in most of its product lines as global demand for acetyl products remained strong. Operating profit in the quarter increased 9% to $162 million compared to $149 million in the same period last year. Gross profit expanded as higher pricing, driven by strong demand and high utilization rates across the industry, more than offset increased raw material costs, particularly methanol. The 2005 results included a one-time gain of approximately $36 million from the favorable settlement of transportation-related antitrust matters. Operating EBITDA increased to $226 million from $195 million in the same period last year. Sharply higher operating profit was partially offset by lower dividends from cost investments which were in line with expectations.

Ticona Technical Polymers
Strong demand for Ticona’s innovative applications and engineered polymer solutions drove year- over-year earnings growth in the quarter. Net sales increased 5% to $224 million, compared to the same period last year, on higher volumes, particularly in Europe, as well as positive currency effects. Operating profit increased to $29 million from a loss of $2 million in the same period last year. Operating EBITDA increased 76% to $58 million compared to the prior year period as improved volume and spending, primarily related to the company’s exit of its non-core cyclo-olefin copolymer (COC) business, more than offset increased raw material costs for the period.
Acetate Products
Acetate Products continued to execute its revitalization strategy and demonstrated its improved, sustainable earnings profile. Net sales, driven by strong demand, increased 16% to $186 million compared to the same period last year. Higher pricing and an increase in flake sales more than offset lower tow volumes resulting from the company’s strategy to shift production from North America to its recently expanded China tow ventures. Operating profit was $31 million in the fourth quarter of 2006 versus $43 million in 2005. Last year’s results included a $23 million one-time gain associated with the company’s sale of its Rock Hill, S.C. plant and Charlotte, N.C. research and development center. Excluding the 2005 gain, higher pricing and volumes in 2006 drove improved operating margins for the business. Operating EBITDA increased to $37 million compared to $29 million in the same period last year.
Performance Products
Performance Products delivered continued stable results on net sales of $38 million, a 5% decrease from the same period last year, as positive currency effects partially offset lower volumes and decreased pricing. The decrease in pricing was in line with the company’s expectations and volumes were slightly lower due to the timing of customer product launches. Operating profit was $7 million for the quarter compared to $10 million in the fourth quarter of last year. Operating EBITDA was $13 million compared to $14 million in the prior year period.

Taxes
The tax rate for adjusted earnings per share of 25% in the fourth quarter was favorable to the company’s previous estimate of 27% and accounted for a $0.04 per share positive impact in the period. The tax rate for adjusted earnings per share primarily reflects the benefits of utilizing the company’s net operating losses and differs significantly from the U.S. GAAP tax rate of 54% for the fourth quarter. This difference is primarily due to the reversal of U.S. valuation allowances against goodwill as required by U.S. GAAP purchase accounting standards. Cash taxes of $101 million were not impacted by these items and approximated the high end of the company’s previously forecasted range of between $60 and $100 million for 2006.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $44 million in the quarter versus $48 million in 2005 as increased earnings from equity investments partially offset the expected lower dividend from the company’s Ibn Sina cost investment. Equity and cost investment dividends, which are included in operating cash flow, increased to $73 million compared to $40 million in the same period last year. The improvement is primarily due to an increased dividend of $47 million received from Polyplastics Co., Ltd., a Ticona equity investment, which is not included in adjusted earnings or operating EBITDA. This dividend more than offset the lower dividends from Ibn Sina.
Cash Flow
Net debt at the end of the fourth quarter was $2,707 million, a decrease of $340 million compared to the fourth quarter of 2005. Cash and cash equivalents at the end of the quarter totaled $791 million compared to $390 million at the end of 2005.
During the fourth quarter, the company generated $336 million of cash from operating activities compared to $188 million in the prior year period. In 2006, the company generated $751 million in cash from operating activities compared to $701 million in 2005.
“Cash flow from operations was very strong in 2006 and we expect this trend to continue through 2007 as the businesses execute their specific growth strategies,” said John J. Gallagher III, executive vice president and chief financial officer.
Oxo Products and Derivatives Divestiture
In December, the company announced its intention to divest its oxo products and derivatives businesses. These businesses contributed approximately $0.30 per share and $85 million of operating EBITDA during 2006. Therefore, adjusted EPS for 2006, excluding the results of these businesses, would be approximately $2.70 and operating EBITDA would be approximately $1,160 million. Net proceeds from this transaction are expected to be between $450 million to $475 million resulting in a positive impact to net interest expense of approximately $0.10 per share in 2007.
Outlook
The company raised its 2007 outlook for adjusted earnings per share to between $2.70 and $3.00, from its previous guidance range of between $2.60 and $2.90, on continued robust global demand for its products and stronger operating margins in its specialty businesses. The outlook assumes the closure of the pending oxo products and derivatives divestiture by the end of the first quarter of 2007. The 2007 outlook would be approximately $0.20 per share higher with the inclusion of earnings from the divested businesses. Guidance for 2007 adjusted earnings per share is based on a 28% tax rate and approximately 172 million diluted shares outstanding, unchanged from previous guidance. The company also raised its outlook for operating EBITDA to between $1,155 million and $1,225 million from its previous guidance of between $1,130 million and $1,200 million.
“We remain optimistic about our outlook as global demand for our products remains strong. Our improved hybrid portfolio, with an increased focus on specialty chemicals, should continue to deliver sustained earnings growth in 2007,” said Weidman. “We are confident that our businesses are positioned to deliver an additional $300 million to $350 million of operating EBITDA by 2010.”
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects three performance measures, operating EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
▪	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

▪	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

▪	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Earnings— Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2006	2005	2006	2005

Net sales	1,656	1,540	6,656	6,033
Cost of sales	(1,298)	(1,240)	(5,214)	(4,731)

Gross profit	358	300	1,442	1,302

Selling, general and administrative expenses	(135)	(108)	(538)	(511)
Amortization of Intangibles *	(17)	(16)	(66)	(51)
Research and development expenses	(18)	(23)	(70)	(91)
Other charges	2	23	(10)	(66)
Foreign exchange (loss), net	1	0	(2)	—
Gain (loss) on disposition of assets, net	(6)	(9)	(9)	(10)

Operating profit	185	167	747	573

Equity in net earnings of affiliates	27	13	86	61
Interest expense	(76)	(71)	(294)	(387)
Interest income	11	7	37	38
Other income, net	27	42	88	89

Earnings from continuing operations before tax and minority interests	174	158	664	374

Income tax provision	(94)	18	(253)	(61)

Earnings from continuing operations before minority interests	80	176	411	313

Minority interests	(1)	4	(4)	(37)

Earnings from continuing operations	79	180	407	276

Earnings (loss) from operation of discontinued operations	(2)	(5)	(1)	1

Net earnings	77	175	406	277

Cumulative preferred stock dividend declared	(2)	(3)	(10)	(10)

Net earnings available to common shareholders	75	172	396	267

Earnings (loss) per common share — basic:
Continuing operations	$0.48	$1.11	$2.51	$1.72
Discontinued operations	(0.01)	(0.03)	(0.01)	0.01

Net earnings available to common shareholders	$0.47	$1.08	$2.50	$1.73

Earnings (loss) per common share — diluted:
Continuing operations	$0.46	$1.05	$2.37	$1.66
Discontinued operations	(0.01)	(0.03)	(0.01)	0.01

Net earnings available to common shareholders	$0.45	$1.02	$2.36	$1.67

Weighted average shares — basic	158.7	158.6	158.6	154.4
Weighted average shares — diluted	172.5	171.5	171.8	166.2

*	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	December 31,	December 31,
(in $ millions)	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	791	390
Restricted cash	46	—
Receivables:
Trade receivables, net	1,001	919
Other receivables	475	481
Inventories	653	650
Deferred income taxes	76	37
Other assets	69	91

Total current assets	3,111	2,568

Investments	763	775
Property, plant and equipment, net	2,155	2,031
Deferred income taxes	22	139
Other assets	506	502
Goodwill	875	949
Intangible assets, net	463	481

Total assets	7,895	7,445

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	309	155
Trade payable —third parties and affiliates	823	811
Other current liabilities	787	787
Deferred income taxes	18	36
Income taxes payable	279	224

Total current liabilities	2,216	2,013

Long-term debt	3,189	3,282
Deferred income taxes	297	285
Benefit obligations	889	1,126
Other liabilities	443	440
Minority interests	74	64
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	362	337
Retained earnings	394	24
Accumulated other comprehensive income (loss), net	31	(126)

Total shareholders’ equity	787	235

Total liabilities and shareholders’ equity	7,895	7,445

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -a Non-U.S. GAAP Measure.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2006	2005	2006	2005

Net Sales
Chemical Products	1,184	1,096	4,742	4,299
Technical Polymers Ticona	224	213	915	887
Acetate Products	186	160	700	659
Performance Products	38	40	176	180
Other Activities *	59	69	257	144
Intersegment eliminations	(35)	(38)	(134)	(136)

Total	1,656	1,540	6,656	6,033

Operating Profit (Loss)
Chemical Products	162	149	637	585
Technical Polymers Ticona	29	(2)	145	60
Acetate Products	31	43	106	67
Performance Products	7	10	50	51
Other Activities *	(44)	(33)	(191)	(190)

Total	185	167	747	573

Equity Earnings and Other Income/(Expense) **
Chemical Products	25	36	72	80
Technical Polymers Ticona	13	11	55	54
Acetate Products	—	2	21	4
Performance Products	2	1	3	(1)
Other Activities *	14	5	23	13

Total	54	55	174	150

Other Charges and Other Adjustments ***
Chemical Products	2	(38)	12	(15)
Technical Polymers Ticona	(1)	6	(5)	31
Acetate Products	—	(24)	—	(14)
Performance Products	—	—	—	1
Other Activities *	(2)	5	33	47

Total	(1)	(51)	40	50

Depreciation and Amortization Expense
Chemical Products	37	48	155	166
Technical Polymers Ticona	17	18	65	60
Acetate Products	6	8	24	29
Performance Products	4	3	15	13
Other Activities *	6	8	24	17

Total	70	85	283	285

Operating EBITDA
Chemical Products	226	195	876	816
Technical Polymers Ticona	58	33	260	205
Acetate Products	37	29	151	86
Performance Products	13	14	68	64
Other Activities *	(26)	(15)	(111)	(113)

Total	308	256	1,244	1,058

*	Other Activities primarily includes corporate selling, general and administrative expenses and the results from AT Plastics and captive insurance companies.

**	Includes equity earnings from affiliates and other income/(expense), which is primarily dividends from cost investments.

***	Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations

Table 2
Factors Affecting Fourth Quarter 2006 Segment Net Sales Compared to Fourth Quarter 2005

(in percent)	Volume	Price	Currency	Other*	Total

Chemical Products	-1%	6%	3%	0%	8%
Technical Polymers Ticona	4%	0%	4%	-3%	5%
Acetate Products	8%	8%	0%	0%	16%
Performance Products	-5%	-5%	5%	0%	-5%
Total Company	1%	4%	3%	0%	8%

Factors Affecting Twelve Months 2006 Segment Net Sales Compared to Twelve Months 2005

(in percent)	Volume	Price	Currency	Other*	Total

Chemical Products	1%	5%	1%	3%	10%
Technical Polymers Ticona	6%	0%	-1%	-2%	3%
Acetate Products	-1%	7%	0%	0%	6%
Performance Products	7%	-9%	0%	0%	-2%
Total Company	1%	4%	1%	4%	10%

*	Primarily represents net sales from the Acetex business (Chemical Products), the absence of sales related to the COC divestiture (Ticona), and AT Plastics and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Twelve Months Ended
	December 31,
(in $ millions)	2006	2005

Net cash provided by operating activities	751	701
Net cash (used in) investing activities	(268)	(907)
Net cash (used in) financing activities	(108)	(144)
Exchange rate effects on cash	26	(98)
Cash and cash equivalents at beginning of period	390	838

Cash and cash equivalents at end of period	791	390

Table 4
Cash Dividends Received

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2006	2005	2006	2005

Dividends from equity investments	56	5	109	65
Dividends from cost investments	17	35	79	89

Total	73	40	188	154

Table 5
Net Debt — Reconcilation of a Non-U.S. GAAP Measure

	December 31,	December 31,
(in $ millions)	2006	2005

Short-term borrowings and current installments of long-term debt — third party and affiliates	309	155
Long-term debt	3,189	3,282

Total debt	3,498	3,437
Less: Cash and cash equivalents	791	390

Net Debt	2,707	3,047

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2006	2005	2006	2005

Earnings from continuing operations before tax and minority interests	174	158	664	374
Non-GAAP Adjustments:
Other charges and other adjustments *	(1)	(51)	40	50
Refinancing costs	—	—	—	102

Adjusted earnings from continuing operations before tax and minority interests	173	107	704	526
Income tax provision on adjusted earnings **	(43)	(5)	(186)	(106)
Minority interests	(1)	4	(4)	(37)
Earnings from discontinued operations, net of tax and adjustments ***	4	(5)	1	1
Preferred dividends	(2)	(3)	(10)	(10)

Adjusted net earnings available to common shareholders	131	98	505	374
Add back: Preferred dividends	2	3	10	10

Adjusted net earnings for diluted adjusted EPS	133	101	515	384

Diluted shares (millions)

Weighted average shares outstanding	158.7	158.6	158.6	158.6
Assumed conversion of Preferred Shares	12.0	12.0	12.0	12.0
Assumed conversion of stock options	1.8	0.9	1.2	0.9

Total diluted shares	172.5	171.5	171.8	171.5

Adjusted EPS from continuing operations	0.75	0.63	2.99	2.23

Earnings per common share from discontinued operations, net of adjustments	0.02	(0.03)	0.01	0.01

Adjusted EPS	0.77	0.60	3.00	2.24

*	See Table 7 for details

**	The U.S. GAAP tax rate for the three months ended December 31, 2006 is 54% and twelve months ended December 31, 2006 is 38%. The company’s adjusted tax rate for the three months ended December 31, 2006 is 25% and the resulting full year adjusted tax rate is 26%. The difference between our US GAAP taxes and our adjusted taxes are due to: (i) the favorable impact of purchase accounting on our net operating losses ($59 million); (ii) the elimination of discrete tax items not related to the current period ($6 million) and (iii) the elimination of tax related to a dividend from an equity investment not included in earnings under US GAAP ($17 million).

***	Does not include gain on sale related to discontinued operations.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges: *

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions,	2006	2005	2006	2005

Employee termination benefits	1	3	12	19
Plant/office closures	(1)	5	(1)	20

Total restructuring	—	8	11	39
Asset impairments	—		—	25
Insurance recoveries associated with plumbing cases	(2)	(30)	(5)	(34)
Other	—	(1)	4	36	**

Total	(2)	(23)	10	66

Other Adjustments: ***

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2006	2005	2006	2005

Executive severance & legal costs related to Squeeze-Out	2	—	30	—
Favorable impact on non-operating foreign exchange position	—	—	—	(14)
Advisor monitoring fee	—	—	—	10
Purchase accounting for inventories	—	(4)	—	12
Business Optimization	8	—	12	—
Settlement of transportation-related antitrust matters	—	(36)	—	(36)
Gain on disposition of Acetate properties	—	(23)	—	(23)
Loss on disposition of COC business	—	35	—	35
Gain on disposal of investment (Pemeas)	(11)	—	(11)	—
Other	2	—	(1)	—

Total	1	(28)	30	(16)

Total other charges and other adjustments	(1)	(51)	40	50

*	Previously described as Special Charges

**	Termination of advisor monitoring fee

***	These items are included in net earnings but not included in other charges.